Exhibit 99.10

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a Delaware public benefit corporation ("AppHarvest''), and ORGA, Inc., a Delaware corporation ("Merger Sub"), and the transactions contemplated thereby, pursuant to which Novus will issue shares of common stock ofNovus (''Novus Common Stock'') to holders of common stock of AppHarvest ("AppHarvest Common Stock'') and AppHarvest will merge with and into Merger Sub, with AppHarvest surviving the merger and becoming a wholly-owned direct subsidiary of Novus. 2. To approve the following amendments to Novus's current amended and restated certificate of incorporation: 2a. To change the name of Novus Capital Corporation to ''AppHarvest, Inc." FOR AGAINST ABSTAIN DDD 2b. To designate Novus as a public benefit corporation and identify its FOR AGAINST ABSTAIN public benefit as (i) empowering individuals in Appalachia, (ii) driving DD D positive environmental change in the agriculture industry and (iii) improving the lives of the company's employees and the community at large. 2c. To increase the number of authorized shares ofNovus Common Stock to FOR AGAINST ABSTAIN 750,000,000 and the number of authorized shares ofNovus's ''blank DD D check" preferred stock to 10,000,000. 2d. To eliminate Novus's classified board and require that all directors be FOR AGAINST ABSTAIN elected at each annual meeting of stockholders.D D D 2e. To require that stockholders only act at annual and special meeting of FOR AGAINST ABSTAIN the corporation and not by written consent. D D D 2f. To eliminate the current limitations in place on the corporate opportunity FOR AGAINST ABSTAIN doctrine. D DD 2g. To increase the required vote thresholds for approving amendments to FOR AGAINST ABSTAIN the (i) certificate of incorporation and (ii) bylaws to 66-213%.D DD 2h. To remove from Novus's organizational documents the various FOR AGAINST ABSTAIN provisions applicable only to special purpose acquisition corporations D D D contained in Novus's amended and restated certificate of incorporation (such as the obligation to dissolve and liquidate if a business combination is not consummated in a certain period of time). 3.To adopt the AppHarvest, Inc. 2020 Equity Incentive Plan ("the 2020 FOR AGAINST ABSTAIN Plan.,) to be effective after the Closing to assist Novus, immediately D DD upon consummation of the Business Combination ("the Combined Company''), in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company's success 4.To adopt the Employee Stock Purchase Plan (the "ESPP'') to give an opportunity to purchase shares of Combined Company Common Stock following the Closing, to assist the Combined Company in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the Combined Company's success. FOR D AGAINST D ABSTAIN D

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